SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
June 1, 2007

Date of Report (date of earliest event reported)
U.S. WIRELESS DATA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-22848	84-1178691

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
2728 Orchard Parkway
San Jose, California 95134-2012

(Address of principal executive offices)
(408) 625-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of Executive Officer.
On June 1, 2007, the company appointed Christopher Dunn as its new Chief Financial Officer.
Prior to joining the company, from November 2005 to May 2007, Mr. Dunn was the Executive Vice President and Chief Financial Officer of Covad Communications Group Inc., a publicly held San Jose, California-based broadband provider of integrated voice and data communications nationwide. From May 2005 to November 2005 Mr. Dunn as the Vice President of Financial Planning and Analysis for Cover Communications. Prior to joining Covad, Mr. Dunn served as Chief Operating Officer and Chief Financial Officer of Santa Cruz Networks, Inc., a privately-held company providing voice, video and data over IP solutions. Mr. Dunn joined Santa Cruz Networks as Vice President of Finance in July 2003, was promoted to Vice President of Finance and Operations in September 2003 and was promoted to Chief Operating Officer and Chief Financial Officer in January 2004, where he served until April 2005. Mr. Dunn previously served as Director of Business Risk Management and Director of Corporate Development at UnitedHealth Group, a publicly traded health care corporation, from October 2002 to July 2003. Prior to that, Mr. Dunn held positions at Pacific Venture Capital, LLC, a wholly-owned subsidiary of PG&E Corporation, and PG&E Corporation. Mr. Dunn joined Pacific Venture Capital as a Principal in January 2000, was promoted to Director in November 2000 and was brought into PG&E Corporation as Director of Strategic Planning and Corporate Development in January 2002, where he served until October 2002.
As an executive officer of the company, Mr. Dunn will receive an initial annual base salary of $275,000 and a bonus under the company’s executive annual bonus program in an amount to be agreed. Mr. Dunn also will be granted stock options under the company’s 2007 Stock Plan for shares of common stock of the company as shall equal 1% of the fully diluted capital of the company immediately following the completion of an equity financing for not less than $30 million. These options will have a per share exercise price equal to the fair market value of the common stock on the date of grant as determined by the Board, and will vest over a four year period at the rate of 25% of the option shares on the first anniversary of his employment date and the balance at the rate of 1/48 for every month thereafter of continued service.
In the event of a change of control of the company (whether by way of merger, sale of assets or similar transaction) and Mr. Dunn were to be involuntarily terminated as an employee within 12 months of such event, he would be entitled to receive a lump sum cash payment equal to 12 months’ salary; 100% of his targeted annual bonus under the company’s executive annual bonus program pro rated for the length of time he was employed during the performance period; healthcare coverage at the company’s expense for up to 12 months following his termination; and 50% acceleration of any then unvested stock options.
Apart from a change of control, in the event Mr. Dunn were to be involuntarily terminated, he would be entitled to receive 12 months of salary continuation; and acceleration of any then unvested stock options or shares of restricted stock as if he had continued his employment for an additional 6 months from the employment termination date.
Mr. Dunn will also be entitled to receive the same healthcare benefits as other similarly situated employees of the company
There are no relationships or related transactions between Mr. Dunn and the company that would be required to be reported under Item 401(d) or 404(a) of Regulation S-K.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 6, 2007

U.S. WIRELESS DATA, INC.
By:	/s/ Thomas Rowley
Chief Executive Officer

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